Exhibit 99


Contacts:
Sofamor Danek:                    Medtronic:
   George Griffin                    Chris O'Connell
   Chief Financial Officer           Investor Relations
    901/396-2695                      612/514-4971

                                     Dick Reid
                                     Public Relations
                                      612/514-3052

                                     Jessica Stoltenberg
                                     Public Relations
                                      888/731-6434


F O R     I M M E D I A T E     R E L E A S E


           MEDTRONIC AND SOFAMOR DANEK AGREE TO MERGE AS GLOBAL LEADER
                IN NEUROLOGICAL AND SPINAL MEDICAL TECHNOLOGIES

         MINNEAPOLIS, MN, November 2, 1998 -- Medtronic, Inc. (NYSE: MDT), and Sofamor Danek Group, Inc. (NYSE: SDG), today announced a merger agreement that will transform Medtronic into the global leader in advanced medical technologies for the treatment of neurological and spinal disorders. The agreement calls for Medtronic to exchange $115 in Medtronic stock for each share of Sofamor Danek. The agreement is subject to certain collar provisions.

         "The merger with Sofamor Danek considerably broadens and strengthens Medtronic's market position and technology in the spinal and neurosurgery field," said William W. George, Medtronic chairman and chief executive officer. "Sofamor Danek has established itself in the leadership role by its extraordinary customer service and exceptional products. Combined with Sofamor Danek, Medtronic's neurological and spinal product line will be over $1 billion in revenues next fiscal year, growing at 25 percent a year as we move into the 21st century. Sofamor Danek's 1998 revenues are expected to approach $400 million on a worldwide basis."

         Sofamor Danek is the leader in the $850 million worldwide market for technologies used by spine surgeons. It is estimated that more than 5 million people suffer from debilitating back pain and that more than 275,000 surgical procedures are performed each year. The company produces a number of products that treat a variety of disorders of the cranium and spine, including traumatically induced conditions, degenerative conditions, deformities and tumors. Its product offerings include:


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   o     a wide range of sophisticated internal fixation devices, including interbody fusion systems, and services for the distribution of autologous bone dowels;

   o the Med(TM) MicroEndoscopic Discectomy System used for the surgical removal of vertebral discs; and

   o the Stealthstation(R) System which leads a family of image-guided surgical navigation products that precisely target operating sites for cranial and spinal procedures.

         Among developmental products are biologics, such as bone morphogenetic proteins, other bone growth factors, and autologous derivatives (bone paste), that enhance healing following reconstructive procedures.

         "The product lines of Medtronic and Sofamor Danek are highly complementary. By combining the technology, service and energy of the two companies, we will be able to develop new and better solutions more quickly and deliver these solutions to doctors and their patients faster, more cost-effectively, and with better customer support. As a result, both our customers and our shareholders will benefit," said E.R. Pickard, chairman and chief executive officer of Sofamor Danek.

         Medtronic's new neurological and spinal business will be led by John Meslow as its president. Pickard will continue to lead Sofamor Danek, reporting to Meslow and will eventually assume responsibility for all of Medtronic's neurosurgery businesses including PS Medical and recently acquired Midas Rex. Other businesses reporting to Meslow include neurostimulation, drug delivery, and functional stimulation and diagnostics.

         "The spinal and cranial surgery businesses represent a major new growth platform for Medtronic that will complement our existing growth platforms in neurosurgery, neurostimulation and drug delivery," said Meslow.

         Medtronic said that, aside from one-time transaction-related charges, the merger will be neutral to current year earnings and add several cents a share in FY 2000, becoming increasingly accretive in the following years. The transaction is structured as a tax-free pooling of interests.

         The $115 per share acquisition price stated above applies if Medtronic's average common stock price for the 15 NYSE trading days ending on and including the second NYSE trading day preceding the Sofamor Danek shareholders' meeting on the merger is between $69.63 and $56.97 per share. If such average is within this range, then each Sofamor Danek share will be exchanged for Medtronic shares with a value of $115. If such average Medtronic stock price is equal to or greater than $69.63 then each Sofamor Danek share will be exchanged for 1.65159 Medtronic shares, and if it is equal to or less than $56.97 then each Sofamor Danek share will be exchanged for 2.01861 Medtronic shares.

         The transaction is subject to Sofamor Danek shareholder approval, regulatory approvals and other customary closing conditions. The directors of the company have agreed to vote unanimously in favor of the merger.

         Headquartered in Memphis, TN, Sofamor Danek Group, Inc., employs about 1,200 and operates manufacturing facilities in Warsaw, IN; Broomfield, CO; West Palm Beach, FL; and Rang-du-Fliers, France. Its Internet address is www.sofamordanek.com.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.